Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is effective as of April 1, 2020 (“Effective Date”), by and between TLF Bio Innovation Lab LLC, a Delaware limited liability corporation whose principal place of business is at 44 Cypress Street, Brookline, MA 02445 (“Provider”), and NovaBay Pharmaceuticals, Inc. (“Company”), a Delaware corporation whose address is 2000 Powell St. Suite 1150, Emeryville, CA 94608, each separately referred as a “Party” and collectively the “Parties.”

Company desires to hire Provider to provide specified services for Company as outlined in, and pursuant to the terms of, this Agreement and Provider is willing to provide such services to Company, on the terms and conditions set forth herein.

1.	Services

1.1   Scope of Work. Provider shall serve as Company’s product manager for its product re-launch of CelleRx (the “Product”), repositioning the Product in the market as a lifestyle hygiene product. Generally, Provider’s scope of work shall include but not be limited to: (i) executing the launch of the Product in the marketplace; (ii) conducting thorough market and product research relating to the Product on an ongoing basis; (iii) developing Product positioning, marketing messaging and Product differentiation strategy; (iv) proposing and coordinating the distribution of Product marketing and advertising in appropriate digital and offline channels, and analysis of which Product marketing and advertising is best driving potential buyer traffic and resulting in Product purchase conversion; (v) creating a Product strategy and collateral for marketing, advertising, public relations, training/education and visual merchandising (including digital strategy); and (vi) assisting Company’s executive team in its development of Company’s new direct-to-consumer strategy for the Product.

1.2   Performance of Services. The Parties agree that Provider will undertake the services set forth in Exhibit A (the “Services”) in a timely and professional manner consistent with the time frames and terms set forth in Exhibit A. In performing the Services, Provider agrees to provide its own equipment, tools and other materials at its own expense. Under certain circumstances agreed to in advance by Company, Company will make its facilities available to Provider as is reasonably necessary for the provision of the Services. For any work performed on the premises of Company, Provider will comply with Company’s security, confidentiality, safety and health policies. Provider may not subcontract or otherwise delegate its obligations under this Agreement or use any members, employees, or representatives other than those individuals listed in Exhibit B to fulfill such Services without Company’s prior written consent, which consent shall not be unreasonably withheld.

1.3   No Conflict of Interest. Provider represents and warrants that entering into this Agreement and the performance of the Services under this Agreement do not conflict with or violate any duties or any agreement pursuant to which Provider is a Party or third party beneficiary. Provider agrees during the term of this Agreement not to accept work, enter into any agreement, or accept any obligation that is inconsistent or incompatible with its obligations under this Agreement, or the scope of Services rendered to Company. Provider further agrees not to provide any services that are the same or similar to those Services Provider is providing to the Company to any competitor of Company in the hypochlorous acid skin care market targeted during the term of this Agreement.

1.4   Business Development. Provider is encouraged to present to the Company executive team any strategic business development ideas Provider may have (including, but not limited to, identifying new products, possible M&A activity, strategic partnerships and fundraising). Should Provider wish to present a comprehensive proposal that includes a detailed term sheet and additional compensation, the executive team will review and, if appropriate, work with Provider to present the opportunity to the Board for consideration. Any Board communications by Provider, in relation to this or any topic, will properly be sent to the Company CEO and discussed first before sent to the Board, as is typical and appropriate corporate protocol. The Company executive team and/or Board will be responsible for evaluating the proposal and determining Provider’s compensation.

1.5    New Products. The Parties may mutually agree in writing that Provider will offer additional services for the Product besides those currently provided for in this Agreement, and/or similar services for other Company products. In the event that the Parties mutually agree to add such services for the Product and/or other product services (collectively, “New Services”), then the Parties will execute an addendum to this Agreement providing the specifics of such arrangement for New Services. Further, any additional revenue received by the Company directly resulting from any New Services would count toward the Revenue Metrics as outlined in Exhibit E hereto and the resulting Revenue Metrics Equity Award calculation outlined in Section 2.1(ii)(b) below, as appropriate.

2.	Compensation

2.1    Compensation for Services.

(i)     Monthly Cash Compensation. As cash compensation for the Services performed by Provider, Company will pay Provider a monthly fee of $37,500 due within ten (10) calendar days of each month end during the term of this Agreement.

(ii)     Milestone/Revenue Metrics Equity Awards. Subject to Section 2.2 and the Company receiving shareholder approval to increase its authorized shares of common stock at the Company’s 2020 annual meeting, in addition to the monthly cash compensation outlined in subpart (i) above for the Services rendered, upon Provider’s successful completion of the Milestones (both as defined and further described in Exhibit A attached hereto) and Revenue Metrics (as further described in Exhibit E attached hereto) within the applicable specified time periods, Provider will be issued Company equity awards, as per the below:

(a)     Milestone Equity Award. Provider shall provide a written report to Company no later than 10 calendar days after such applicable period end of April 30, 2020, May 31, 2020 and June 30, 2020, outlining how such deliverables as outlined in Exhibit A attached hereto for each period were accomplished and how such deliverables resulted in a tangible benefit to Company. Thereafter, upon Company’s receipt of each written report that conveys such Milestones have been met, Provider will be issued on July 15, 2020 warrants exercisable for 500,000 shares of Company common stock, to be immediately exercisable with a strike price of US$0.865, which is equal to the average closing price of Company’s common stock in April 2020, as reported by the NYSE American (the “Milestone Equity Award”).

(b)     Revenue Metrics Equity Awards. Provider will be issued warrants exercisable for 250,000 shares of Company common stock, to be immediately exercisable with a strike price of US$0.865, no later than 15 calendar days after the end of each month of July through December 2020 in which Company’s revenue for the Product equals or exceeds 80% of the revenue projections in Exhibit E attached hereto (for potential aggregate warrants exercisable for 1,500,000 shares of Company common stock, the “Revenue Metrics Equity Awards” and together with the Milestone Equity Award, the “Equity Awards”). Such revenue projections are those Provider has provided to Company’s Board of Directors for engagement of the Services outlined hereto and specifically reflect the following: US$281,025 in revenue for the month of July 2020; US$426,455 in revenue for the month of August 2020; US$773,225 in revenue for the month of September 2020; US$1,019,134 in revenue for the month of October 2020; US$1,253,271 in revenue for the month of November 2020; and US$1,325,183 in revenue for the month of December 2020. For the avoidance of doubt, Provider is only considered to meet such Revenue Metrics if its expenses and other costs are in line and do not exceed those also outlined in Exhibit E attached hereto.

Both the Milestone Equity Award and Revenue Metrics Equity Awards will be subject to the terms of the separate warrant agreements, if and when issued.

2.2    Accredited Investor Representation. To the extent that any consideration given to Provider by Company is in the form of Company equity, as of the Effective Date and any date that Provider is granted equity awards, Provider represents and warrants to Company that it is an “accredited investor” under Rule 501(a) under the Securities Act of 1933, as amended, pursuant to such definition laid out in Exhibit C attached hereto. Further, Provider agrees to notify Company if it no longer meets the requirements of an “accredited investor” and furnish any information upon request by Company to assure compliance with applicable U.S. federal and state securities laws in connection with such equity award.

2.3    Pre-Approved Expenses. Provider will seek Company pre-approval of all third party and any other expenses (including, but not limited to, expenses in connection with Operation Activity and Variable Advertising Activity, both as defined below) incurred in performing Services under this Agreement. If approved, Provider shall coordinate and help facilitate Company paying such expenses directly to such third party. For purposes of this section, “Operational Activity” includes, but is not limited to, expenses outsourced by Provider related to influencers, e-commerce platform design, configuration and management, brand architecture, style guide and package redesign and other operation expenses. For purposes of this section, “Variable Advertising Activity” includes expenses to agencies like Facebook, Google SEM and other social media platforms.

2.4    Travel Expenses. Travel expenses are not reimbursable except for pre-approved and reasonable travel expenses incurred by Provider in accordance with the Company’s Travel & Expense Policy, attached as Exhibit D hereto, for travels requested by Company, and solely and exclusively for the purpose of carrying on Company’s business at such travels. However, in no case shall travel time be reimbursed. Air fares shall be economy class.

3.	Independent Contractor

3.1    Relationship. Provider’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, fiduciary, agency or employer-employee relationship between the Parties. Neither the Provider, nor its members, employees or representatives (including, but not limited to, those listed on Exhibit B) are agents of Company and are not authorized and will not have any authority to make any representation, contract or commitment on behalf of Company. Further, nothing in this Agreement will be construed to confer upon any third party other than the Parties hereto a right of action under this Agreement or in any manner whatsoever. Provider understands and agrees that none of Provider, its members, employees or representatives (including, but not limited to, those listed on Exhibit B) will be entitled to any of the employee benefits that Company may make available to its employees. Provider will not represent or promise to any of (i) its members, employees or representatives (including, but not limited to, those listed on Exhibit B), or (ii) any subcontractor or employee Provider hires or employs with Company’s consent as required by Section 1.2 to assist it in the performance of the Services, that they will be entitled to any of the employee benefits that Company may make available to its employees.

3.2    Taxes. Provider will be solely responsible for all taxes, penalties and the filing of tax returns, social security, disability and other contributions with respect to Provider’s income from the payments made by Company under this Agreement and the Equity Awards issued pursuant to Section 2.1 hereof. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, Internal Revenue Code Section 409A or obtain worker’s compensation insurance for Provider or any of its members, employees or representatives. Nor will Company have any obligation to indemnify Provider or any of its members, employees or representatives for such tax obligations.

4.	Intellectual Property

4.1    Prior Work. Company understands that the members and employees of Provider have experience and knowledge in the Services, and acknowledges that such prior experience is one of the factors for Company’s choice of Provider for the Services. Company agrees that all creations (including, without limitation, any technology, inventions, discoveries, works of authorship or other prior creations) that were conceived, created or reduced to practice by or for Provider (alone or with others) prior to commencement of Provider’s professional services work for Company (collectively, “Prior Work”) are owned by Provider and not assigned to Company under this Agreement.

4.2    Developments. Provider agrees that all worldwide rights, title and interest in any ideas, techniques, inventions, systems, feedback, formulae, business or marketing plans, projections or analyses, discoveries, technical information, programs, prototypes, improvements or creations that are related to Company’s business or products and that Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) acting on behalf of Provider creates, conceives, discovers, reduces to practice or makes, alone or with others, in the course of performing the Services (collectively, “Developments”) will belong exclusively to Company. In accordance with these obligations:

(i)     Provider hereby assigns in perpetuity to Company all rights, title and interest in any invention, improvement or discovery conceived of, or first reduced to practice, by Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) in the course of performing the Services.

(ii)     Provider hereby assigns in perpetuity to Company all rights, title and interest in the copyright to any copyrightable Development that is a work of authorship, whether in human readable or machine readable form, first created or composed by Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) in the course of performing the Services, including without limitation any and all literary works, musical works, dramatic works, pictorial works, graphic works, audiovisual works and sound recordings. Provider agrees to waive any moral rights it may have or acquire in the Developments, and to the extent any such moral rights cannot be waived, Provider hereby grants Company an exclusive, irrevocable, royalty free license to reproduce, distribute, sell, modify, make derivative works of, translate, publish, dispose of, and use any such moral rights and to authorize others to exercise the foregoing rights.

(iii)     Provider represents and warrants that if Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) furnishes to Company any patented or patentable inventions or any copyrighted or copyrightable material that were not first conceived of, reduced to practice, discovered, created or composed by Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) in performing the Services, Provider (1) will identify in writing such inventions or material before or at the time of delivering the Developments to Company and (2) hereby grants Company a royalty-free, nonexclusive, and irrevocable license to reproduce, distribute, sell, modify, make derivative works of, translate, publish, use and dispose of these inventions and material and to sub-licenses all of the foregoing rights. Notwithstanding the foregoing, Provider will not incorporate pre-existing material owned by any third party into any Development without Company’s prior written knowledge and consent.

(iv)     Provider agrees to execute (or has executed) all documents and to take all other action reasonably requested by Company to enable Company to secure, perfect, record or preserve the ownership, assignment and license rights in the Developments as set forth in this Section 4 anywhere in the world.

(v)     Provider agrees to take all legally necessary action to ensure that all members, employees or representatives (including, but not limited to, those listed on Exhibit B) engaged by Provider in the performance of this Agreement will be bound by the terms of this Section 4. Provider represents and warrants that it has or will have with its members, employees and representatives engaged in the Services written agreements sufficient to ensure that all rights, including moral rights, in the Developments will be assigned and licensed to Company as set forth under this Section 4, and Provider will furnish such executed agreements to Company upon request.

5.	CONFIDENTIAL INFORMATION AND HIPAA

5.1  Confidential Information. Provider agrees and acknowledges that during the performance of the Services, Provider and its members, employees and representatives (including, but not limited to, those listed on Exhibit B), may receive and have access to confidential, proprietary, and trade secret information about Company and/or its clients (“Confidential Information”). For purposes of this Agreement, “Confidential Information” means and will include, but is not limited to: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Provider and its members, employees or representatives (including, but not limited to, those listed on Exhibit B) or to which Provider and its members, employees or representatives (including, but not limited to, those listed on Exhibit B) have access to in connection with performing the Services; (ii) the Developments; and (iii) the existence and terms and conditions of this Agreement; provided however that Provider may reference Company as a client of Provider using a statement approved in advance by Company. Regardless of whether so marked or identified, however, any information that the recipient knew or should have known, under the circumstances, was considered confidential or proprietary by Company, will be considered Confidential Information of Company.

5.2  Protection of Confidential Information. Provider agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to disclose it to others. Provider further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Provider will ensure that each of its members, employees, subcontractors (if any) or representatives (including, but not limited to, those listed on Exhibit B) who will have access to the Confidential Information executes an agreement, the form of which may be subject to the approval of Company in its sole discretion (the “Confidentiality Agreement”), obligating the member, employee, subcontractor or representative, as applicable, to keep all Confidential Information confidential and not to use the Confidential Information in any way, commercially or otherwise, except in performing the Services, and Provider will furnish such executed agreements to Company upon request.

5.3  Exceptions. Confidential Information excludes information that (i) Provider can establish through written records; (ii) is readily accessible to the public in a written publication prior to the date of this Agreement; (iii) becomes generally known, previously disclosed or available to the public through no improper action by Provider; (iv) was independently developed by Provider without use or reference to Company’s Confidential Information; (v) becomes known to Provider, without restriction, from a third party not bound by an obligation of confidentiality covering the Confidential Information; or (vi) as required by law or any regulatory or government authority, provided that Provider shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent the disclosure.

5.4 Non-solicitation. The Parties covenant and agree that during the period expiring one (1) year after the date of this Agreement, neither Party will, directly or indirectly (through its representatives, professional search firms or otherwise), solicit, induce, encourage or attempt to solicit, induce or encourage any employee or contractor of the other Party to terminate such person’s employment or relationship with the other Party in order to become an employee or contractor to or for the soliciting Party; provided, however, that the foregoing provisions shall not preclude the soliciting Party from (i) the use of public general advertisements or search firms (in each case, not directed at, or targeted to the other Party or its employees) or the hiring of any person who responds thereto, or (ii) the solicitation or hiring of any such person who contacts the soliciting Party of his or her own initiative.

5.5 HIPAA. It is not intended that Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) will receive from Company, or create or receive on behalf of Company, patient healthcare, billing, or other confidential patient information(“Patient Information”) in performing the Services hereunder. Patient Information, as the term is used herein, includes all “Protected Health Information,” as that term is defined in 45 Code of Federal Register 164.501. To the extent that Provider or its members, employees or representatives (including, but not limited to, those listed on Exhibit B) receive Patient Information, Provider shall comply with all laws, rules and regulations relating to the confidentiality of Patient Information, including the applicable provisions of the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996, Title XIII of the American Recovery and Reinvestment Act of 2009 (Public Law 111-005) (“HIPAA”) and the rules, guidance and regulations promulgated thereunder, as amended from time to time.

6.	Term and Termination

6.1   Term. The term of this Agreement shall be one (1) year from the Effective Date, unless terminated sooner as provided hereunder. The term may be modified or extended only by mutual written agreement of the Parties.

6.2   Termination. This Agreement may be terminated as follows:

(i)     Company may terminate this Agreement immediately upon written notice to Provider if (1) any Milestone outlined in Exhibit A, Periodic Deliverables, hereto is not met under the timeline provided in Exhibit A, as determined by Company, (2) any projection (including gross profit and net profit metrics) in the Profit and Loss Statement attached as Exhibit E hereto, is not within an 80% achievement level of the projection for any monthly period after July 31, 2020, or (3) Provider has otherwise breached this Agreement barring a failure to deliver an Ongoing Deliverable pursuant to subpart (ii) below;

(ii)     Company may terminate this Agreement immediately upon written notice to Provider if Provider has failed to deliver any of the Ongoing Deliverables outlined in Exhibit A, which has not been remedied within five (5) calendar days upon written notice by Company; or

(iii)     After June 30, 2020, either Party may terminate this Agreement at any time for any reason by providing the other Party with fifteen (15) calendar days’ prior written notice.

6.3  Effect of Termination. Upon the effective date of any termination of this Agreement, Provider will immediately cease performing Services under this Agreement. If this Agreement has been terminated by Company pursuant to Section 6.2(i) or Section 6.2(ii), Company will not owe Provider for any Services conducted during or after the month in which the Milestone or projection was not met (as relates to Section 6.2(i)(1) and Section 6.2(i)(2) as applicable), the breach occurred (as relates to Section 6.2(i)(3)) or repeated failure of the Ongoing Deliverable occurred (as relates to Section 6.2(ii). If this Agreement is terminated pursuant to Section 6.2(iii), Company agrees to pay Provider compensation due for Services actually rendered, in accordance with Section 2 (which, for the avoidance of doubt, may include the Milestone Equity Award and/or the Revenue Metrics Equity Awards, the latter of which will be due even if 80% of such revenue metrics are met post-termination, if such accomplishment is due entirely or predominately by the prior efforts of Provider), and such amounts will be in full satisfaction of any obligation or liability of Company to Provider for payments due to Provider under this Agreement. Sections 3, 4, 5, 6, 7, 8, and 9 will survive the expiration or termination of this Agreement. Termination of this Agreement by either Party will not act as a waiver of any breach of this Agreement and will not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Neither Party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a Party will be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

6.4  Delivery of Materials. Upon any termination of this Agreement or at any time upon Company’s request, Provider will promptly return to Company any and all Information of Company. Upon any termination and receipt of payment therefore, Provider will also promptly deliver all work product, including Developments then in progress for deliverables under this Agreement.

7.	Indemnification

The Parties shall mutually indemnify, defend and hold harmless each other from and against any and all losses incurred by the other (and in the case of Provider, including its members, employees and representatives (including, but not limited to, those listed on Exhibit B)) (the “Indemnified Party”) which arise out of or result from misrepresentation, or breach or non-fulfillment of any covenant contained in this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not be responsible for any liability, loss or damage resulting from the negligence, intentional misconduct or willful malfeasance by the Indemnified Party.

8.	Limitation Of Liabilities and Damages

IN NO EVENT WILL COMPANY BE LIABLE FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, THE LIABILITY OF COMPANY SHALL NOT EXCEED THE TOTAL CONSIDERATION PAID OR PAYABLE BY COMPANY TO PROVIDER PURSUANT TO THIS AGREEMENT IN THE 12 MONTHS PRIOR TO THE CLAIMED DAMAGE OR INJURY.

9.	General Provisions

9.1   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Provider agrees that Company's damages arising from any breach of this Agreement by Provider would be difficult, if not impossible, and inadequate to measure and calculate.

9.2   Governing Law; Venue. This Agreement and the rights and obligations of both Parties shall be governed and construed in accordance with the laws of the State of California, without giving effect to its choice of law or conflict of laws rules. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the Parties hereby irrevocably consent to the personal jurisdiction and venue therein.

9.3  Equitable Remedies. Due to the personal and unique nature of the Services and Provider’s access to Confidential Information of Company, Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement. Provider further agrees that no bond or other security shall be required in obtaining such equitable relief.

9.4   Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties and the validity or enforceability of the other provisions will not be affected.

9.5  Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same or other provisions hereof.

9.6  Assignment. Provider will not, and will not have the right to, assign, transfer, delegate or otherwise dispose of, this Agreement or any of Provider’s rights or obligations under this Agreement without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

9.7  Notices. Any notice, request, demand, or other communication required or permitted hereunder will be in writing, will reference this Agreement and will be deemed to be properly given: (a) when delivered personally; (b) when sent by electronic transmission including e-mail; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry overnight courier, with written confirmation of receipt. All notices will be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section).

9.8  Entire Agreement; Amendment. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) are the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof and all past courses of dealing or industry custom. No modification of or amendment to this Agreement will be effective unless in writing and signed by each of the Parties.

9.9     Counterparts. This Agreement may be executed (including, without limitation, by electronic signature) in multiple counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed will be deemed to be an original, and all such counterparts will be construed together and will constitute one Agreement.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of May 13, 2020.

NOVABAY PHARMACEUTICALS, INC.	TLF BIO INNOVATION LAB LLC
By: /s/ Justin M. Hall	By: /s/ Lena Xiao
Name: Justin M. Hall, Esq.	Name: Lena Xiao
Title: CEO and General Counsel	Title: Manager
Email: [Redacted.]	Email: [Redacted.]
Address: 2000 Powell Street, Suite 1150	Address: [Redacted.]
Emeryville, CA 94608

EXHIBIT A

SERVICES

[Redacted.]

EXHIBIT B

CELLERX PROJECT TEAM

[Redacted.]

EXHIBIT C

ACCREDITED INVESTOR

[Redacted.]

EXHIBIT D

TRAVEL & EXPENSE POLICY

[Redacted.]

EXHIBIT E

PROFIT AND LOSS STATEMENT

[Redacted.]